EXHIBIT 12
                        Sullivan & Worcester Tax Opinion
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[Letterhead: Sullivan & Worcester]
                                                   January 24, 1996




Keystone Texas Tax Free Fund
Keystone Tax Free Income Fund
200 Berkeley Street
Boston, Massachusetts 02116

         Re: Acquisition of Assets of Keystone Texas Tax Free Fund

Ladies and Gentlemen:

         You have asked for our opinion as to certain tax consequences of the proposed acquisition of assets of Keystone Texas Tax Free Fund ("Selling Fund"), a separate portfolio of Keystone State Tax Free Fund, a Massachusetts business trust, by Keystone Tax Free Income Fund ("Acquiring Fund"), also a Massachusetts business trust, in exchange for voting shares of Acquiring Fund (the "Reorganization").

         In rendering our opinion, we have reviewed and relied upon the draft Prospectus/Proxy Statement circulated January 21, 1996 and associated form of Agreement and Plan of Reorganization (the "Reorganization Agreement") and expected to be filed with the Securities and Exchange Commission on or about February 2, 1996. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of closing of the Reorganization. We further assume that the Reorganization will be carried out in accordance with the Reorganization Agreement. We have also relied upon the following representations, each of which has been made to us by officers of Acquiring Fund or of Selling Fund:

         A. The Reorganization will be consummated substantially as described in the Reorganization Agreement.

         B. Acquiring Fund will acquire from Selling Fund at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Selling Fund immediately prior to the Reorganization. For purposes of this

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Keystone Texas Tax Free Fund
Keystone Tax Free Income Fund
January 24, 1996
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representation, assets of Selling Fund used to pay reorganization expenses, cash retained to pay liabilities, and redemptions and distributions (except for regular and normal distributions) made by Selling Fund immediately preceding the transfer which are part of the plan of reorganization, will be considered as assets held by Selling Fund immediately prior to the transfer.

         C. To the best knowledge of management of Selling Fund, there is no plan or intention on the part of the shareholders of Selling Fund to sell, exchange, or otherwise dispose of a number of Acquiring Fund shares received in the Reorganization that would reduce the former Selling Fund shareholders' ownership of Acquiring Fund shares to a number of shares having a value, as of the date of the Reorganization (the "Closing Date"), of less than 50 percent of the value of all of the formerly outstanding shares of Selling Fund as of the same date. For purposes of this representation, Selling Fund shares exchanged for cash or other property will be treated as outstanding Selling Fund shares on the Closing Date. There are no dissenters' rights in the Reorganization, and no cash will be exchanged for Selling Fund shares in lieu of fractional shares of Acquiring Fund. Moreover, shares of Selling Fund and shares of Acquiring Fund held by Selling Fund shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization will be considered in making this representation, except for shares of Selling Fund or Acquiring Fund redeemed in the ordinary course of business of Selling Fund or Acquiring Fund in accordance with the requirements of section 22(e) of the Investment Company Act of 1940.

         D. Selling Fund has not redeemed and will not redeem the shares of any of its shareholders in connection with the Reorganization except to the extent necessary to comply with its legal obligation to redeem its shares.

         E. The management of Acquiring Fund has no plan or intention to redeem or reacquire any of the Acquiring Fund shares to be received by Selling Fund shareholders in connection with the Reorganization, except to the extent necessary to comply with its legal obligation to redeem its shares.

         F. The management of Acquiring Fund has no plan or intention to sell or dispose of any of the assets of Selling Fund which will be acquired by Acquiring Fund in the Reorganization, except for dispositions made in the ordinary course of business, and to the extent necessary to enable Acquiring Fund to comply with its legal obligation to redeem its shares.



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Keystone Texas Tax Free Fund
Keystone Tax Free Income Fund
January 24, 1996
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         G. Following the Reorganization, Acquiring Fund will continue the historic business of Selling Fund in a substantially unchanged manner as part of the regulated investment company business of Acquiring Fund, or will use a significant portion of Selling Fund's historic business assets in a business.

         H. There is no intercorporate indebtedness between Acquiring Fund and Selling Fund.

         I. Acquiring Fund does not own, directly or indirectly, and has not owned in the last five years, directly or indirectly, any shares of Selling Fund. Acquiring Fund will not acquire any shares of Selling Fund prior to the Closing Date.

         J. Acquiring Fund will not make any payment of cash or of property other than shares to Selling Fund or to any shareholder of Selling Fund in connection with the Reorganization.

         K. Pursuant to the Reorganization Agreement, the shareholders of Selling Fund will receive solely Acquiring Fund voting shares in exchange for their voting shares of Selling Fund.

         L. The fair market value of the Acquiring Fund shares to be received by the Selling Fund shareholders will be approximately equal to the fair market value of the Selling Fund shares surrendered in exchange therefor.

         M. Subsequent to the transfer of Selling Fund's assets to Acquiring Fund pursuant to the Reorganization Agreement, Selling Fund will distribute the shares of Acquiring Fund, together with other assets it may have, in final liquidation as expeditiously as possible.

         N. Selling Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of ss. 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         O. Selling Fund is treated as a corporation for federal income tax purposes and at all times in its existence has qualified as a regulated investment company, as defined in ss. 851 of the Code.

         P. Acquiring Fund is treated as a corporation for federal income tax purposes and at all times in its existence has qualified as a regulated investment company, as defined in ss. 851 of the Code.


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Keystone Texas Tax Free Fund
Keystone Tax Free Income Fund
January 24, 1996
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         Q. The sum of the liabilities of Selling Fund to be assumed by
Acquiring Fund and the expenses of the Reorganization does not exceed twenty percent of the fair market value of the assets of Selling Fund.

         R. The foregoing representations are true on the date of this letter and will be true on the date of closing of the Reorganization.

         Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, it is our opinion that for federal income tax purposes:

         1. The acquisition by Acquiring Fund of substantially all of the assets of Selling Fund solely in exchange for voting shares of Acquiring Fund followed by the distribution by Selling Fund of said Acquiring Fund shares to the shareholders of Selling Fund in exchange for their Selling Fund shares will constitute a reorganization within the meaning of ss. 368(a)(1)(C) of the Code, and Acquiring Fund and Selling Fund will each be "a party to a reorganization" within the meaning of ss. 368(b) of the Code.

         2. No gain or loss will be recognized to Selling Fund upon the transfer of substantially all of its assets to Acquiring Fund solely in exchange for Acquiring Fund voting shares and assumption by Acquiring Fund of certain identified liabilities of Selling Fund, or upon the distribution of such Acquiring Fund voting shares to the shareholders of Selling Fund in exchange for all of their Selling Fund shares.

         3. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Selling Fund (including any cash retained initially by Selling Fund to pay liabilities but later transferred) solely in exchange for Acquiring Fund voting shares and assumption by Acquiring Fund of certain identified liabilities of Selling Fund.

         4. The basis of the assets of Selling Fund acquired by Acquiring Fund will be the same as the basis of those assets in the hands of Selling Fund immediately prior to the transfer, and the holding period of the assets of Selling Fund in the hands of Acquiring Fund will include the period during which those assets were held by Selling Fund.



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Keystone Texas Tax Free Fund
Keystone Tax Free Income Fund
January 24, 1996
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         5. The shareholders of Selling Fund will recognize no gain or loss upon the exchange of all of their Selling Fund shares solely for Acquiring Fund voting shares. Gain, if any, will be realized by Selling Fund shareholders who in exchange for their Selling Fund shares receive other property or money in addition to Acquiring Fund shares, and will be recognized, but not in excess of the amount of cash and the value of such other property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of the ratable share of undistributed earnings and profits of Selling Fund will be treated as a dividend.

         6. The basis of the Acquiring Fund voting shares to be received by the Selling Fund shareholders will be the same as the basis of the Selling Fund shares surrendered in exchange therefor.

         7. The holding period of the Acquiring Fund voting shares to be received by the Selling Fund shareholders will include the period during which the Selling Fund shares surrendered in exchange therefor were held, provided the Selling Fund shares were held as a capital asset on the date of the exchange.

         This opinion letter is delivered to you in satisfaction of the requirements of Paragraphs 6.9 and 7.9 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to use of our name and any reference to our firm in the Registration Statement or in the Prospectus/Proxy Statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,


                                /s/ SULLIVAN & WORCESTER
                                SULLIVAN & WORCESTER
                                A Registered Limited Liability Partnership

TEXASTAX.OPN